PRESS RELEASE

Email:  INFO@CONTINENTALENERGY.COM

Web:  WWW.CONTINENTALENERGY.COM

Symbol:  OTC-BB:  CPPXF

YAPEN BLOCK ASSIGNMENT

Langley, BC, Canada:  MARCH 28, 2003 – CONTINENTAL ENERGY CORPORATION (“Continental”, OTC-BB: CPPXF) announced today that it has received final approvals from Indonesian oil and gas concession regulators of assignment of a 90% interest in, and operatorship of, the Yapen Production Sharing Contract (”PSC”) pursuant to a farm out agreement closed last year between its Continental Energy Yapen Ltd. subsidiary and Indonesian operator PT Exspan Yapen (See the Company’s press release dated November 28, 2002).

The Company also announces the change of name of its Yapen PSC holding company from Continental Energy Yapen Ltd. to Continental-GeoPetro (Yapen) Ltd.

Continental-GeoPetro (Yapen) Ltd. retains a 10% carried interest in the Yapen PSC in accordance with the terms of the November 2002 farm out agreement.

The Company owns a 60% stake in Continental-GeoPetro (Yapen) Ltd.

Continental Energy is a small but aggressive oil and gas exploration company focusing its efforts on discovering major reserves in Indonesia. Continental owns interests in two high potential exploration properties under Production Sharing Contracts covering 3 million acres in Indonesia, the onshore Bengara-II Block in East Kalimantan and the offshore Irian Jaya Yapen Block. Continental also owns a stake in a Technical Assistance Contract for the development of the Bangkudulis Oil Field, East Kalimantan.

On behalf of the Board,

“Original Signed by Gary R. Schell”

___________________

Gary R. Schell, Director

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, international terrorist acts, changes in local, regional or national economic or political conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or Advisors, Alex Tassos & Associates 760-737-7000

Or Gary Schell, Director, at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or Advisors, Alex Tassos & Associates 760-737-7000

Or Gary Schell, Director, at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.